Exhibit 4.3
FORM OF
METROCORP BANCSHARES, INC.
INCENTIVE STOCK OPTION AGREEMENT
     This Incentive Stock Option Agreement (“Option Agreement”) is between MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), and                                          (“Optionee”), who agree as follows:
     Section 1. Introduction. The Company has heretofore adopted the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (the “Plan”) for the purpose of providing a means whereby those employees, directors and consultants, upon whom the responsibilities of the successful administration and management of the Company and its Affiliates (as defined in the Plan) rest, and whose present and potential contributions to the welfare of the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates and their desire to remain in the Company’s and its Affiliates’ employ. The Company, acting through the Committee (as defined in the Plan), has determined that its interests will be advanced by the issuance to Optionee of an incentive stock option under the Plan.
     Section 2. Option. Subject to the terms and conditions contained herein, the Company hereby irrevocably grants to Optionee the right and option (“Option”) to purchase from the Company                      shares of the Company’s common stock, $1.00 par value (“Common Stock”), at a price of $                     per share, which is not less than 100% of the fair market value of the Common Stock at the date of grant of this Option.
     Section 3. Option Period. The Option herein granted may be exercised by Optionee in whole or in part at any time during a ten year period (the “Option Period”) beginning on                      (the “Date of Grant”), subject to the limitation that said Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years of employment with the Company or its Affiliates from the Date of Grant to the date of such exercise, in accordance with the following schedule:

Number of	Percentage of
Full Years	Shares Purchasable

Notwithstanding anything in this Option Agreement to the contrary, the Committee, in its sole discretion, may waive the foregoing schedule of vesting and upon written notice to Optionee, accelerate the earliest date or dates on which any of the Options granted hereunder are exercisable.
     Section 4. Procedure for Exercise. The Option herein granted may be exercised by the delivery by Optionee of written notice to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is being exercised. The notice shall be accompanied by, at the election of Optionee, (i) cash, cashier’s check, bank draft, or postal or express money order payable to the order of the Company, (ii) certificates representing “mature shares” of Common Stock theretofore owned by Optionee duly endorsed for transfer to the Company, or (iii) any combination of the preceding, equal in value to the aggregate exercise price. For purposes of this Agreement, “mature shares” means shares of Common Stock for which Optionee has good title, free and clear of all liens and encumbrances, transferability restrictions or risk of forfeiture, and which Optionee either (i) has held for at least six months or (ii) has purchased on the open market. Notice may also be delivered by telecopy provided that the exercise price of such shares is received by the Company via wire transfer on the same day the telecopy transmission is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed. This Option shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of share for which Options are being exercised, are both received by the Company and Optionee shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.
     As promptly as practicable after receipt of such written notice and payment, the Company shall deliver to Optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in Optionee’s name or such other name as Optionee directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Optionee at the address specified pursuant to this Section 4.
     Section 5. Termination of Employment. If, for any reason other than death or disability, Optionee ceases to be employed by the Company or its Affiliates, the Option may be exercised (to the extent Optionee would have been entitled to do so at the date of termination of employment) during a three month period after such date (after which period the Option shall expire), but in no event may the Option be exercised after the expiration of the Option Period. To the extent the Option is not yet exercisable pursuant to Section 3 hereof on the date of such termination of employment, the Option shall terminate on the date of termination of employment. Notwithstanding the foregoing, if Optionee’s employment is terminated because of Optionee’s theft or embezzlement from the Company, disclosure of trade secrets of the Company or the commission of a willful, felonious act while in the employment of the Company (such reasons shall hereinafter be collectively referred to as “for cause”), then the Option or unexercised portion thereof shall expire upon such termination of employment.
     In the event that Optionee dies or is determined to be disabled while Optionee is employed by the Company, the Option may be exercised (to the extent Optionee would have been entitled to do so at the date of death or the determination of disability) at any time and from time to time, within a one-year period after such death or determination of disability, by Optionee, the guardian of Optionee’s estate, the executor or administrator of Optionee’s estate or by the person or persons to whom Optionee’s rights under this

Option Agreement shall pass by will or the laws of descent and distribution (after which period the Option will expire), but in no event may the Option be exercised after the expiration of the Option Period. To the extent the Option is not yet exercisable pursuant to Section 3 hereof on the date of such death or disability, the Option shall terminate on the date of death or disability. Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, Optionee is incapable of performing services for the Company of the kind Optionee was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.
     Section 6. Transferability. This Option shall not be transferable by Optionee otherwise than by Optionee’s will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee or his authorized legal representative. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
     Section 7. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to any shares of Common Stock covered by this Option Agreement until the Option is exercised by written notice and accompanied by payment as provided in Section 4 of this Option Agreement.
     Section 8. Extraordinary Corporate Transactions. The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. If the Company undergoes a “Change of Control” (as defined in the Plan) or other corporate reorganization described in Paragraph XII of the Plan, the Options granted hereunder shall be governed by Paragraph XII of the Plan.
     Section 9. Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of the Company, or both, for which the Option is then exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split or combination of shares, the number and kind of shares of Common Stock or other securities subject to the Plan or subject to the Option, and the exercise price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise price.

     Section 10. Compliance With Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the Option herein granted, Optionee (or any person acting under Section 6) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Option Agreement.
     Section 11. Compliance With Laws. Notwithstanding any of the other provisions hereof, Optionee agrees that he or she will not exercise the Option granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by Optionee or by the Company of any provision of any law or regulation of any governmental authority.
     Section 12. Effect of Failure to Qualify for Incentive Stock Option Treatment. If Optionee disposes of any shares of Common Stock acquired pursuant to the exercise of this option prior to the later of (i) two years from the date of grant or (ii) one year from the date the shares of Common Stock are acquired, Optionee shall notify the Company of such disposition within ten days of its occurrence. In the event of any such disposition, or if any other event occurs such that Optionee recognizes compensation income with respect to this option, Optionee shall deliver to the Company any amount of federal or state income tax withholding required by law. If Optionee fails to pay the withholding tax, the Company is authorized to withhold from any cash remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of any disposition or other event described in this Section.
     Section 13. No Right to Employment. Optionee shall be considered to be in the employment of the Company or its Affiliates so long as he or she remains an employee of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Optionee the right to continue in the employ of the Company or its Affiliates, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Optionee and the Company or its Affiliates.
     Section 14. Resolution of Disputes. As a condition of the granting of the Option hereby, Optionee and Optionee’s heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Option Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, and Optionee’s heirs, personal representatives and successors.
     Section 15. Legends on Certificate. The certificates representing the shares of Common Stock purchased by exercise of the Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

     Section 16. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any Option hereunder shall be directed to MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Secretary. Any notice given by the Company to Optionee directed to Optionee at the address on file with the Company shall be effective to bind Optionee and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee’s rights hereunder and Optionee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Optionee’s rights or privileges hereunder.
     Section 17. Construction and Interpretation. Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 6 hereof, may be transferred, the word “Optionee” shall be deemed to include such person or persons.
     Section 18. Agreement Subject to Plan. This Option Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Option Agreement.
     Section 19. Binding Effect. This Option Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee as provided herein.
     Section 20. Entire Agreement; Amendment. This Option Agreement and any other agreements and instruments contemplated by this Option Agreement contain the entire agreement of the parties, and this Option Agreement may be amended only in writing signed by both parties.

     IN WITNESS WHEREOF, this Incentive Stock Option Agreement has been executed as of the ___day of                     ,                     .

METROCORP BANCSHARES, INC.

By:

Name:

Title:

OPTIONEE